Exhibit 1

                           RECAPITALIZATION AGREEMENT


         This Recapitalization Agreement ("Agreement") is entered into this 6th day of October, 2005 between Black Warrior Wireline Corp., a Delaware corporation, (the "Company") and the person signing this Agreement on the Signature Page hereof (the "Holder" and, collectively with each of the other persons signing counterpart copies of this Agreement, the "Holders"), such Holder having the address set forth on the Signature Page to this agreement.

                                   BACKGROUND

         A. The Company has outstanding as of September 30, 2005, an aggregate of $42,477,902 of principal and accrued interest on its promissory notes (the "Notes") which, as extended, are due and payable on February 14, 2008.

         B. The principal and accrued interest on the Notes is convertible into shares of the Company's Common Stock, $0.0005 par value (the "Common Stock") at a conversion price of $0.75 for each share of Common Stock, subject to anti-dilution adjustment, or an aggregate of 56,637,203 shares of Common Stock as of September 30, 2005, based on the interest accrued on the Notes through that date.

         C. The Company also has outstanding as of September 30, 2005 common stock purchase warrants (the "Warrants") to purchase an aggregate of 70,761,185 shares of Common Stock at an excise price of $0.75 per share, subject to anti-dilution adjustment.

         D. In order to simplify and clarify its equity capital structure, the Company is seeking to eliminate and reduce the amount of derivative securities it has outstanding.

         E. The Company desires that the Holder, together with the other Holders on the terms provided herein (i) exchange the Holder's Warrants (the "Holder Warrants") for shares of Common Stock at the exchange ratio of one (1) share of Common Stock for each three (3) Holder Warrants, and (ii) convert the principal of and accrued interest on the Holder's Notes (the "Holder Notes") into shares of Common Stock at the conversion price of $0.75 of principal and accrued interest per share of Common Stock. The shares of Common Stock issued in exchange for Holder Warrants are herein referred to as an "Exchange Share" and on conversion of Holder Notes are herein referred to as "Conversion Shares".

         F. The Holder desires to convert the Holder Notes into Conversion Shares and transfer and exchange the Holder Warrants for Exchange Shares on the terms set forth herein.

         G. Concurrently with entering into this Agreement, the Company has entered into Recapitalization Agreements with St. James Capital Partners, L.P. and SJMB, L.P. (the "St. James Partnerships"), and subsequent to entering into this Agreement, the Company proposes to enter into Recapitalization Agreements with each other holder of Notes and Warrants other than the Holders and the St. James Partnerships (herein all holders of Notes and Warrants, including the Holders and the St. James Partnerships, are collectively referred to as the "Derivatives Holders" and the Derivatives Holders other than the Holders and the St. James Partnerships are referred to as the "Other Derivatives Holders") pursuant to which the Company will during the Exchange Period (as defined in such Recapitalization Agreements with the Other Derivatives Holders) offer to the Other Derivatives Holders to exchange its shares of Common Stock for Warrants held by the Other Derivatives Holders at an exchange ratio of one (1) Exchange Share for each three (3) Warrants. The Recapitalization Agreement dated October 6, 2005 entered into by the Company with SJMB, L.P., among other provisions, provides for the sale by SJMB, L.P. and the purchase by the Company of 5,017,481 shares of the Company's Common Stock issued on conversion of a portion of the interest that had accrued on the Notes held by SJMB, L.P. Herein, such shares are referred to as the "SJMB Shares."

         H. After the expiration of the Exchange Period, the Company intends to undertake to complete an Underwritten Offering (as defined herein). Pursuant to a Registration Rights Agreement dated December 17, 1999 (the "Registration Rights Agreement") between the Company and the Other Derivatives Holders the Other Derivatives Holders have the right to request that their Conversion Shares and, as such agreement is to be amended, their Exchange Shares, be included in such registration and sold in the Underwritten Offering.

         I. Herein each three (3) Warrants are referred to as a "Warrant Unit" and each Warrant Unit or Exchange Share to be sold by any Derivatives Holder, either to the Company or in the Underwritten Offering, is referred to as an "Exchange Share Equivalent."


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

                  Certain terms used herein as defined terms are defined in
Article VIII hereof, unless the context should otherwise require.


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

                                    ARTICLE I
                              THE WARRANT EXCHANGE

         1.1.     Exchange by Holder of Warrants for Shares of Common Stock.

                  1.1.1. Subject to the terms and conditions of this Agreement, the Holder herewith transfers and assigns to the Company the Holder Warrants in exchange for shares of the Common Stock of the Company at the exchange rate of three (3) Warrants for each one (1) share of Common Stock.

                  1.1.2. In order to consummate the foregoing transaction, upon execution of this Agreement, the Holder shall deliver to the Company, at its address set forth in subparagraph 7.3 hereof, (i) this Agreement in duplicate executed on the Signature Page hereof, (ii) the original executed Holder Warrants, (iii) the executed warrant assignment attached hereto as Addendum A (the "Warrant Assignment").

                  1.1.3. Concurrently with the execution of this Agreement and promptly upon receipt by the Company of (i) the execution copies of this Agreement bearing Holder's signature and (ii) the original executed Holder Warrants, and (iii) executed Warrant Assignment, the Company shall deliver to the Holder (A) an execution copy of this Agreement signed on behalf of the Company. The Company shall retain custody of the certificates for the Exchange Shares for delivery upon the sale of those shares to the Company as provided in paragraph 4.3 hereof, subject the paragraphs 3.2 and 4.4 hereof.

         1.2 Treatment of Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock in exchange for the Holder Warrants. If more than one Holder Warrant shall be presented for exchange by the Holder, the number of full shares of Common Stock which shall be issuable upon such exchange shall be computed on the basis of the aggregate number of whole shares of Common Stock issuable in exchange for the Holder Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be issuable in exchange for Holder Warrants, the Company shall pay to the Holder an amount in cash calculated by it to be equal to the market price of one share of Common Stock on the last Business Day of the Exchange Period multiplied by such fraction computed to the nearest whole cent.

         1.3 Effect of this Agreement. This Agreement for the exchange of the Holder's Warrants for Exchange Shares shall be binding upon the parties hereto upon execution of this Agreement by both parties and neither party shall have the right to terminate, revoke or rescind its agreements herein or the exchange of Holder's Warrants for Exchange Shares. Such exchange shall be an unconditional completed transaction irrespective of whether or not the Underwritten Offering is completed.

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

         1.4 Resale Restrictions on Exchange Shares. Holder understands, covenants and agrees that the Exchange Shares issued shall have such restrictions on the resale of those shares as are required under the Securities Act. In effecting resales of such Exchange Shares, such shares will be deemed to be "restricted securities" as defined under Rule 144 and, unless such offer and resale has been registered under the Securities Act, the resale will be subject to the restrictions and limitations of Rule 144. Holder agrees that a legend may be affixed to the certificate for the Exchange Shares issued to Holder and stop transfer instructions can be placed against the transfer of the Exchange Shares in accordance with the foregoing.


                                   ARTICLE II
                        CONVERSION OF SUBORDINATED NOTES

         2.1      Agreement of Holder to Convert Principal and Interest of
                  Notes.

                             2.1.1 The Holder agrees irrevocably to convert at the Closing Time of the Underwritten Offering the full principal amount and all interest accrued on the Holder Notes through the Interest Expiration Date (as defined below) into shares of Common Stock, such conversion to be effected automatically as of the Closing Time and without further act by or on behalf of the Holder.

                             2.1.2. For the purpose of effecting the conversion of the Holder Notes in accordance with subparagraph 2.1.1, at the Closing Time of the Underwritten Offering, the Holder shall deliver to the Company, at the location set as the place for closing the Underwritten Offering, the original executed Holder Notes, together with a completed and executed Notice of Conversion (the "Notice of Conversion") in the form attached hereto as Addendum B, and the completed and executed Stock Assignment (the "Stock Assignment") in the form attached hereto as Addendum C. "

         2.2. Treatment of Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock on the conversion of the Holder Notes. If more than one Holder Note shall be presented for conversion by the Holder, the number of full shares of Common Stock which shall be issuable upon such conversion shall be computed on the basis of the aggregate number of whole shares of Common Stock issuable on conversion for all the Holder Notes so presented. If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be issuable on the conversion of this Note or Notes so presented, the Company shall pay an amount in cash calculated by it to be equal to the market price of one share of Common Stock on the Interest Expiration Date multiplied by such fraction computed to the nearest whole cent.

                                   ARTICLE III
                              UNDERWRITTEN OFFERING

         3.1. Commercially Reasonable Efforts of the Company. The Company agrees that it shall promptly after the expiration of the Exchange Period use its commercially reasonable efforts to complete an Underwritten Offering. Such commercially reasonable efforts shall include, among other things, contacting and soliciting prospective investment bankers to act as underwriters or agents of the Company in effecting such transaction, providing to the prospective investment bankers such financial and other information concerning the Company as may be reasonably requested, providing reasonable access to the management of the Company, its advisors and the Company's facilities as is requested by the prospective investment bankers, fulfilling the Company's obligations set forth in this Article II and otherwise enabling such investment bankers to have the opportunity to engage in "due diligence" activities with respect to the Company and its management, and completing the Underwritten Offering on such terms as will yield Net Proceeds, after deducting such amount of Net Proceeds as are to be retained by the Company for its corporate purposes, sufficient to enable the Company to purchase all the Conversion Shares, SJMB Shares and such number of Exchange Share Equivalents as are to be purchased by the Company, subject to paragraph 3.2 hereof, at the Closing Time of the Underwritten Offering.

         3.2. Terms of Underwritten Offering. If the managing underwriter of the Underwritten Offering concludes in its reasonable judgment that the number of shares to be registered for selling shareholders would materially adversely affect such offering and that the number of Conversion Shares and Exchange Shares to be registered in such offering shall be reduced, the Holders, St. James Capital Partners, L.P. and SJMB, L.P., under the terms this Agreement and the other Recapitalization Agreements such persons have entered into with the Company, severally and not jointly agree that the number of Conversion Shares, SJMB Shares and Exchange Share Equivalents to be purchased from them by the Company at the Closing Time shall be reduced in accordance with Addendum D hereto to the extent necessary in order that the number of Conversion Shares and Exchange Shares to be registered for sale in the Underwritten Offering by the Other Derivatives Holders will no longer, in the reasonable judgment of the managing underwriter, materially adversely affect the Underwritten Offering.

         3.3 Underwritten Offering Defined. An "Underwritten Offering" means a sale of such number of shares of Common Stock of the Company conducted on such terms and conditions, in compliance with the provisions of the Securities Act, and at such price per share of Common Stock and on other terms and conditions as the Company may in its sole and exclusive discretion determine to complete and as will result in sufficient Net Proceeds, subject to paragraph 3.2 hereof, to enable the Company to purchase not less than all the Conversion Shares, SJMB Shares and Exchange Share Equivalents to be sold by the Underbrink Family Entities and the St. James Partnerships and purchased by the Company, provided, however, that the Underbrink Family Entities and the St. James Partnerships shall only be obligated to sell their Conversion Shares, SJMB Shares and Exchange Share Equivalents to the Company if the purchase price paid per Conversion Share, SJMB Share and Exchange Share Equivalent is not less than $0.75 per share (before reflecting stock splits, divisions, reverse stock splits or share combinations).

         3.4 Net Proceeds Defined. "Net Proceeds" means the total proceeds received by the Company from a sale of shares of its Common Stock in a Underwritten Offering after deducting selling, underwriting and other commissions and expenses and fees, and before deducting legal, accounting and printing expenses and all other expenses of the Company related to the Underwritten Offering.

         3.5 Net Price Per Share. As used herein, "Net Price Per Share" means the Net Proceeds received by the Company in the Underwritten Offering divided by the number of shares of Common Stock sold by the Company in the Underwritten Offering.

         3.6. Closing Time Defined. "Closing Time" means the time at which all conditions to the closing of the Underwritten Offering have been met or waived and the Company issues and delivers the shares of Common Stock sold for the consideration paid for such shares.

         3.7 Agreements. In connection with the Underwritten Offering, the Company agrees to execute such underwriting or selling agreements and such other agreements and documents, including indemnification provisions, as are customarily entered into in connection with such transactions and provide its cooperation and the cooperation of its officers and employees in effecting the Underwritten Offering.


                                   ARTICLE IV
            SALE TO COMPANY OF CONVERSION SHARES AND EXCHANGE SHARES
                    AT CLOSING TIME OF UNDERWRITTEN OFFERING


         4.1 Sale of Conversion Shares at the Closing Time of the Underwritten Offering. Provided that the Net Price Per Share to be paid to the Holder by the Company at the Closing Time of the Underwritten Offering is not less than $0.75 per share (before reflecting stock splits, divisions, reverse stock splits or share combinations) and subject to paragraph 3.2 hereof, the Holder agrees to sell to the Company the Holder's Conversion Shares and the Company agrees to purchase at the Closing Time all the Holder's Conversion Shares and all other Holders' Conversion Shares out of the Net Proceeds of the Underwritten Offering and in accordance with Article II hereof. The Holder agrees to accept the Net Price Per Share determined as provided in paragraph 3.5 hereof for Holder's Conversion Shares, provided that the Net Price Per Share is not less than $0.75 per share (before reflecting stock splits, divisions, reverse stock splits or share combinations.)

         4.2 Interest Expiration Date. For the purpose of facilitating the sale of the Conversion Shares at the Closing Time of the Underwritten Offering, the Holder agrees that interest on the Holder Notes shall cease to accrue on the last day of the month preceding the month in which the Closing Time occurs (herein such date is referred to as the "Interest Expiration Date").

         4.3 Sale of Exchange Shares at Closing Time of Underwritten Offering. Provided that the Net Price Per Share to be paid to the Holder by the Company at the Closing Time of the Underwritten Offering is not less than $0.75 for each Exchange Share sold (before reflecting stock splits, divisions, reverse stock splits or share combinations) and subject to paragraph 3.2 hereof, the Holder hereby agrees to sell to the Company the Holder's Exchange Shares and the Company agrees to purchase at the Closing Time all the Holder's Exchange Shares. At the Closing Time, Holder agrees to execute and deliver to the Company, at the location set as the place for closing the Underwritten Offering, the exchange share assignment attached hereto as Addendum E (the "Exchange Share Assignment"). The Holder agrees to accept the Net Price Per Share determined as provided in paragraph 3.5 hereof for his Exchange Shares, provided that the Net Price Per Share is not less than $0.75 per share (before reflecting stock splits, divisions, reverse stock splits or share combinations.).

         4.4 Delivery of Exchange Shares to Holder. In the event the Underwritten Offering has not been completed on or before June 30, 2006, the Company will deliver to Holder (at the address set forth on the Signature Page) the Holder's Exchange Shares and the Holder's agreement to sell to the Company and the Company's agreement to purchase from the Holder the Exchange Shares is terminated.

         4.5. Expiration of Agreement to Convert Notes. In the event that the Underwritten Offering has not been completed on or before June 30, 2006, the Holder shall have no further obligation to convert the Holder Notes and accrued interest into shares of Common Stock and sell such Conversion Shares to the Company pursuant to this Agreement and the Company shall have no further obligation to purchase such shares.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES


         5. 1. Company Representations and Warranties. The Company represents and warrants to the Holder as of the date hereof, as of the Closing Time, and as of the Warrant Exchange Date as set forth below:

                  (a) The Company is duly organized and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery hereof by the Holder) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

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

                  (b) The execution, delivery and performance by the Company of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, (i) the organizational documents of the Company, (ii) any laws binding upon or applicable to the Company or by which any of its assets or properties is bound or (iii) any material contract to which the Company is a party or by which any of its assets or properties is bound.

                  (c) The Conversion Shares when issued and the Exchange Shares if and when issued to Holder will be duly authorized and validly issued, fully paid and non-assessable.



         5.2. Holder's Representations and Warranties. The Holder represents and warrants to the Company as of the date hereof, as of the Closing Time of the Underwritten Offering, and as of the Warrant Exchange Date as set forth below:

                  (a) If the Holder is other than a natural person:

                           (i) the Holder is an entity duly organized, validly
                  existing and in good standing under the laws of the jurisdiction under which it was organized and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the governing body, if any, of the Holder and no other proceedings on the part of the Holder are necessary to authorize or consummate this Agreement. This Agreement has been duly and validly executed and delivered by the Holder, and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

                           (ii) The execution, delivery and performance by the
                  Holder of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any lien upon or create in any other person any claim against any of the Holder Notes or Holder Warrants, or shares of Common Stock issued or issuable to Holder under the terms of this Agreement, under any of the terms, conditions or provisions of (i) the organizational documents of the Holder, (ii) any laws binding upon or applicable to the Holder or by which any of its assets or properties is bound or (iii) any material contract to which the Holder is a party or by which any of its assets or properties is bound.

                  (b) If the Holder is a natural person:

                           (i) The Holder has the legal capacity to execute,
                  deliver and perform the terms of this Agreement and no other consents or other proceedings on the part of the Holder are necessary to authorize the execution, delivery or performance of this Agreement or consummate this Agreement. This Agreement has been duly and validly executed and delivered by the Holder, and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

                           (ii) The execution, delivery and performance by the
                  Holder of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any lien upon or create in any other person any claim against any of the Holder Notes or Holder Warrants, or shares of Common Stock issued or issuable to Holder under the terms of this Agreement, under any of the terms, conditions or provisions of (i) any laws binding upon or applicable to the Holder or by which any of his or her assets or properties is bound or (ii) any material contract to which the Holder is a party or by which any of its assets or properties is bound.

                  (c) No consent, waiver, approval or action of, filing with or notice to any governmental entity or third party is necessary or required under any of the terms, conditions or provisions of any law or any contract to which the Holder is a party or by which any of its assets or properties is bound for the execution, delivery and performance by the Holder of this Agreement.

                  (d) The Holder is the record and beneficial owner of the Holder Notes and Holder Warrants adjacent to the Holder's name on the Signature Page hereof, free and clear of any liens, claims, rights of others or encumbrances.

                  (e) The sale and transfer of the Conversion Shares to the Company at the Closing Time of the Underwritten Offering is and will be free and clear of all liens, claims, rights of others and encumbrances.

                  (f) To the extent sold by the Holder to the Company at the Closing Time of the Underwritten Offering, the sale and transfer of the Exchange Shares to the Company at the Closing Time of the Underwritten Offering is and will be free and clear of all liens, claims, rights of others and encumbrances.

                  (g) The sale, transfer and exchange of the Warrants to the Company on the date hereof is free and clear of all liens, claims, rights of others and encumbrances.

                                   ARTICLE VI
                                OTHER AGREEMENTS

                  6.1 Adjustments. It's anticipated that the Company will combine, by way of a reverse stock split, its outstanding shares of Common Stock into a smaller number of shares. The conversion price of the Notes shall be adjusted for such share combination in accordance with the terms set forth in the Notes. The exchange ratio for the Warrants shall be adjusted so that both the number of Warrants exchanged and the number of shares of Common Stock issued in exchange is adjusted in proportion to the terms of the share combination.

                  6.2. Prohibition of Transfers of Notes and Exchange Shares. Effective as of the date hereof and through June 30, 2006, the Holder will not sell, assign, pledge, encumber, transfer, negotiate or otherwise dispose of the Holder Notes or Exchange Shares or any interest therein or in the shares issuable on conversion of the Holder Notes or enter into any contract or understanding to do so or relating to the Holder Notes or Exchange Shares or the shares issuable on conversion or exercise thereof other than as contemplated by this Agreement.

                  6.3 No Prohibition Against Conversion. Notwithstanding anything to the contrary herein, the Holder may at any time on or prior to June 30,2006, convert any portion or all of the principal and accrued interest on the Holder Notes into shares of Common Stock, provided any shares of Common Stock received by the Holder as a result of such conversion shall be "Conversion Shares" for the purposes of this Agreement and the rights and obligations of the parties hereto and shall be subject to the provisions of paragraphs 6.2 and 6.4 hereof.


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

                  6.4 No Conflicting Agreements; Compliance with Agreement. Holder will act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, execute all documents and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Holder shall refrain from taking directly or indirectly, any action that would impair Holder's or the Company's ability to consummate the transactions contemplated by this Agreement. Holder shall not enter into any agreement in conflict with this Agreement or which would impair Holder's or the Company's ability to fulfill the terms of this Agreement or make false or misleading any of Holder's representations, warranties or agreements herein.

                  6.5 Holder's Acknowledgement. The Holder acknowledges that the Company now possesses and may hereafter possess certain non-public information concerning the Company and its prospects and proposed transactions beyond the transactions contemplated in this Agreement that may or may not be independently known to the Holder or other Derivatives Holders (the "Company Non-Public Information") which information may constitute material information. The Holder agrees to the terms and conditions of this Agreement notwithstanding that it is aware that Company Non-Public Information may exist and that the Company has not disclosed any Company Non-Public Information to Holder or, if such information has been disclosed, it has been disclosed under the terms of a confidentiality agreement. The Holder acknowledges that it is a sophisticated investor and is acting independently with respect to the transactions set forth in this Agreement and that the Company has no obligations to the Holder to disclose such Company Non-Public Information and it has no fiduciary obligations to the Holder. Additionally, the Holder acknowledges that it has adequate information concerning the transactions contemplated in this Agreement, and the business and financial condition of the Company and its prospects, to make an informed decision regarding entering into this Agreement, and it has done so independently and without reliance upon the Company and, based upon such information as the Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement with the Company. Holder understands and acknowledges that the market value of the Company's shares of Common Stock after the Closing Time of the Underwritten Offering may exceed the price realized by the Holder out of the Net Proceeds of the Underwritten Offering.

                  6.6 Amendment of Registration Rights Agreement. The Company and the Holder agree that the Registration Rights Agreement dated December 17,1999 to which the Holder is a party is amended to include in the definition of "Registrable Securities" the Exchange Shares to be received by the Holder in exchange for its Warrants as provided herein.


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


                                   ARTICLE VII
                                     GENERAL

         7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

         7.2 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. This Agreement, or any provision hereof, may be amended, waived, discharged or terminated upon the written consent of the parties hereto.

         7.3 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger including Federal Express or similar courier service, addressed:

                  If to the Holder, at the address set forth on the Signature Page or at such other address as the Holder shall have furnished to the Company in writing;

                  If to the Company:

                  Black Warrior Wireline Corp.
                  100 Rosecrest,
                  Columbus, MS 39701
                  Attention:  William Jenkins, President

or a such other address as the Company shall have furnished to the Holder. Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective upon receipt.

         7.4 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

         7.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall collectively and separately constitute one agreement and shall be binding upon the parties hereto.

         7.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         7.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         7.8 Enforcement of Agreement. Holder acknowledges and agrees that the Company could by damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, the Holder agrees that, (i) it will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) in addition to any other right or remedy to which the Company may be entitled, at law or in equity, the Company will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

         7.9 Binding on Successors and Assigns. Subject to paragraph 6.2 hereof, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Any purported assignment in violation hereof shall be null and void.

                                  ARTICLE VIII

                                   DEFINITIONS

         "AGREEMENT" is defined in the first paragraph of this Agreement.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Mississippi.

         "CLOSING TIME" is defined in paragraph 3.6 of this Agreement.

         "COMMON STOCK" is defined in paragraph B of this Agreement.

         "COMPANY" is defined in the first paragraph of this Agreement.

         "COMPANY NON-PUBLIC INFORMATION" is defined in paragraph 6.4 of this Agreement.

          "CONVERSION SHARES" is defined in paragraph E of this Agreement.

         "DERIVATIVES HOLDERS" is defined in paragraph G of this Agreement.

         "EXCHANGE PERIOD" is defined in paragraph G of this Agreement.

         "EXCHANGE SHARE" is defined in paragraph E of this Agreement.

         "EXCHANGE SHARE ASSIGNMENT" is defined in paragraph 4.3 of this Agreement.

         "EXCHANGE SHARE EQUIVALENT" is defined in paragraph I of this Agreement.

         "HOLDER" is defined in the first paragraph of this Agreement.

         "HOLDER NOTES" is defined in paragraph E of this Agreement.

         "HOLDER WARRANTS" is defined in paragraph E of this Agreement.

         "HOLDERS" is defined in the first paragraph of this Agreement.

         "INTEREST EXPIRATION DATE" is defined in paragraph 4.2 of this Agreement.

         "NET PRICE PER SHARE" is defined in paragraph 3.5 of this Agreement.

         "NET PROCEEDS" is defined in paragraph 3.4 of this Agreement.

         "NOTES" is defined in paragraph A of this Agreement.

         "NOTICE OF CONVERSION" is defined in paragraph 2.1.2 of this Agreement.

         "OTHER DERIVATIVES HOLDERS" is defined in paragraph G of this Agreement.

         "REGISTRATION RIGHTS AGREEMENTS" is defined in paragraph H of this Agreement.

         "SJMB SHARES" is defined in paragraph G of this Agreement.

         "ST. JAMES PARTNERSHIPS" is defined in paragraph G of this Agreement.

         "STOCK ASSIGNMENT" is defined in paragraph 2.1.2 of this Agreement.

         "UNDERWRITTEN OFFERING" is defined in paragraph 3.3 of this Agreement.

         "WARRANTS" is defined in paragraph C of this Agreement.

         "WARRANT ASSIGNMENT" is defined in paragraph 1.1.2 of this Agreement.

         "WARRANT UNIT" is defined in paragraph G of this Agreement.

                                 SIGNATURE PAGE

                  In Witness Whereof, the parties hereto have caused this Recapitalization Agreement to be duly executed as of the day and year first above written.

COMPANY                             BLACK WARRIOR WIRELINE CORP.


                                    By /s/ William L. Jenkins
                                       -------------------------
                                       William L. Jenkins, President

HOLDERS
                                    CHARLES E. UNDERBRINK


                                    /s/ Charles E. Underbrink
                                    -------------------------

         HOLDER'S NOTES AND WARRANTS:

         1. Number of Warrants purchasable from Holder is 3,055,000.

         2. Principal amount of Notes held by Holder is $750,000, plus accrued interest

         HOLDER'S ADDRESS IS:   245 Stewart Drive
                                Merritt Island, FL 32952


                                  NORTHGATE, L.L.C.


                                  /s/ Charles E. Underbrink

                                  Name: Charles E. Underbrink
                                        ---------------------------------------

                                  Title: President
                                        ---------------------------------------

         HOLDER'S NOTES AND WARRANTS:

         1. Number of Warrants purchasable from Holder is 4,358,558.

         2. Principal amount of Notes held by Holder is $282,620.59, plus accrued interest

         HOLDER'S ADDRESS IS:   245 Stewart Drive
                                Merritt Island, FL 32952

                                    HUB, INC.

                                    /s/ Charles E. Underbrink

                                    Name: Charles E. Underbrink
                                          --------------------------------------

                                    Title: President
                                          --------------------------------------

         HOLDER'S NOTES AND WARRANTS:

         1. Number of Warrants purchasable from Holder is 3,984,851.

         2. Principal amount of Notes held by Holder is $594,753.85, plus accrued interest

         HOLDER'S ADDRESS IS:   245 Stewart Drive
                                Merritt Island, FL 32952


                                   CHARLES E. UNDERBRINK, IRA, GUARANTY &
                                   TRUST CO. TTEE ACCOUNT NUMBER 80426141


                                   /s/ Charles E. Underbrink

                                   Name: Charles E. Underbrink
                                         --------------------------------------

                                   Title
                                         --------------------------------------

         HOLDER'S NOTES AND WARRANTS:

         1. Number of Warrants purchasable from Holder is 335,000.

         2. Principal amount of Notes held by Holder is $50,000, plus accrued interest

         HOLDER'S ADDRESS IS:  245 Stewart Drive
                               Merritt Island, FL 32952


                               CHARLES E. UNDERBRINK IRREVOCABLE TRUST DATED 10/10/92 FOR THE BENEFIT OF PIPER
                               AURORA UNDERBRINK


                               /s/ Charles E. Underbrink

                               Name: Charles E. Underbrink
                                     ------------------------------------------

                               Title: Grantor
                                      ----------------------------------------

         HOLDER'S NOTES AND WARRANTS:

         1. Number of Warrants purchasable from Holder is 205,000.

         2. Principal amount of Notes held by Holder is $0, plus accrued interest

         HOLDER'S ADDRESS IS:  245 Stewart Drive
                               Merritt Island, FL 32952

                                                                      ADDENDUM A

                               WARRANT ASSIGNMENT


                  For value received, ___________________________, hereby sells, assigns, and transfers unto Black Warrior Wireline Corp., in accordance with the terms of the Recapitalization Agreement between the Company and the undersigned, the within Warrants, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Ronald Whitter attorney, to transfer such Warrants on the books of the Company, with full power of substitution.


         Number of Warrants covered by this assignment:
                                                       ----------------


WITNESS:                            HOLDER:
                                    By:
---------------------------             -----------------------------


Date:             ,2005
         --------------

                                                                      ADDENDUM B

                              NOTICE OF CONVERSION


                  The undersigned, the holder of the below identified Convertible Promissory Notes ("Holder Notes") issued by Black Warrior Wireline Corp. ("Company"), hereby elects to convert the principal and accrued interest of the Holder Notes into shares of Company Common Stock in accordance with the terms of the Holder Notes and in accordance with the terms of the Recapitalization Agreement between the undersigned and the Company. The conversion price is $0.75 per share.


         Holder Notes to be converted:

                          -----------------------------

                          -----------------------------


WITNESS:                            HOLDER:

                                    By:
-----------------------                -----------------------------


Date:             ,2005
         --------------

                                                                      ADDENDUM C

                                STOCK ASSIGNMENT


                  For value received, ___________________________, hereby sells, assigns, and transfers unto Black Warrior Wireline Corp., in accordance with the terms of the Recapitalization Agreement between the Company and the undersigned, the within shares of Common Stock, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Ronald Whitter attorney, to transfer such shares of Common Stock on the books of the Company, with full power of substitution.


         Number of shares of Common Stock covered by this assignment:
                                                                      ----------

         Certificate No(s)
                           -----------------------------------------------------


WITNESS:                            HOLDER:
                                    By:
------------------------                -----------------------------


Date:             ,2005
         --------------

                                                                      ADDENDUM D

             PRIORITY OF CUTBACK OF SHARES IN UNDERWRITTEN OFFERING


         The following procedures only apply in the event that the managing underwriter of the Underwritten Offering advises the Company that in its judgment the number of shares of Common Stock to be included in the Underwritten Offering must be reduced:

PRIORITY ONE: The first securities to be cut back out of the sale to the Company are those shares (including Conversion Shares, Exchange Shares and any other shares) held by the Underbrink Family Entities to be purchased by the Company at the Closing Time. Mr. Charles E. Underbrink, a director of our company and his family affiliates, including Northgate, L.L.C., Hub, Inc., Charles E. Underbrink IRA, and the Charles E. Underbrink Irrevocable Trust dated 10/10/92 for the benefit of Piper Aurora Underbrink, but excluding St. James Capital Partners, L.P. and SJMB, L.P. are herein collectively referred to as the "Underbrink Family Entities."

PRIORITY TWO: The second shares to be cut back out of the sale to the Company are the 5,017, 481 shares currently held by SJMB, L.P. to be purchased by the Company at the Closing Time.

PRIORITY THREE: The third securities to be cut back out of the sale to the Company are the Exchange Share Equivalents held by the Company's other holders other than the Underbrink Family Entities. Such cutback will be pro-rata based on the aggregate number of Exchange Share Equivalents intended to be included in the Underwritten Offering and to be purchased by the Company at the Closing Time.

                                                                      ADDENDUM E

                            EXCHANGE SHARE ASSIGNMENT


                  For value received, ___________________________, hereby sells, assigns, and transfers unto Black Warrior Wireline Corp., in accordance with the terms of the Recapitalization Agreement between the Company and the undersigned, the within shares of Common Stock, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Ronald Whitter attorney, to transfer such shares of Common Stock on the books of the Company, with full power of substitution.


         Number of shares of Common Stock covered by this assignment:
                                                                      ----------

         Certificate No(s)
                           -----------------------------------------------------


WITNESS:                            HOLDER:
                                    By:
---------------------                   -----------------------------


Date:             ,2005
         --------------